 Exhibit 10.1

FIRST AMENDMENT TO THE
MURPHY OIL CORPORATION
2018 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

WHEREAS, the Murphy Oil Corporation 2018 Stock Plan for Non-Employee Directors (the “Plan”) was adopted by the Board of Directors (the “Board”) of Murphy Oil Corporation (the “Company”) on February 7, 2018 to enhance the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions; and

WHEREAS, pursuant to Section XII of the Plan, the Board has the authority to amend the Plan at any time.

NOW THEREFORE, effective April 25, 2018, the Plan is amended in the manner as set forth below:

1.	The definition of “Restricted Stock Unit” in paragraph (18) of Section II is amended to delete the phrase “and/or performance conditions” from such definition.

2.	Section VII is amended to replace paragraphs (1), (2) and (3) with the following:

(1) Grant of Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. Restricted Stock is an award or issuance of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service) and terms as the Committee deems appropriate. Restricted Stock Units are awards denominated in units of Common Shares under which the issuance of shares is subject to such conditions (including continued service) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by a written agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(2) Contents of Agreement. Each agreement shall contain provisions regarding (a) the number of Common Shares or Restricted Stock Units subject to such award or a formula for determining such number, (b) the purchase price of the Common Shares, if any, and the means of payment, (c) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, and (d) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(3) Vesting Criteria. Restricted Stock and Restricted Stock Units may be subject to time-based vesting conditions. The grant, issuance, retention, vesting, and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes.

3.	Paragraph (5) of Section VII is amended to delete the last sentence of such paragraph.

This first amendment to the Plan has been approved by the Board as of this 25th day of April, 2018.